Exhibit 10.28

Summary of Named Executive Officers' Salaries for 2005

                On February 22, 2005, the Board of Directors of The Allstate Corporation, upon recommendation from the Compensation and Succession Committee of the Board of Directors, approved the following 2005 annual base salaries: Edward M. Liddy, Chairman, President and Chief Executive Officer, $1,175,004; Danny L. Hale, Vice President and Chief Financial Officer, $565,008; Ronald D. McNeil, Senior Vice President, Allstate Protection Product Distribution; $469,800; Robert W. Pike, Vice President and Secretary, $549,000; and Thomas J. Wilson, II, President, Allstate Protection, $702,000. These salaries are effective as of April 1, 2005 and may be changed at any time at the discretion of the Board. These five executives include the chief executive officer and the other four most highly compensated executive officers based on 2004 annual base salaries and annual bonuses with respect to 2004 expected to be approved by the Committee in March.